Item 77Q2 and Sub-Item 102P2 DWS
Municipal Income Trust (the "Fund")

Based on a review of reports filed by the Fund's directors and executive officers, the investment advisor, officers and directors of the investment advisor, affiliated persons of the investment advisor and beneficial holders of 10% or more of the Fund's outstanding shares, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal year ended November 30, 2013 were timely, except that Michael J. Woods, filed a Form 3 late. The delinquency related to Hurricane Sandy affecting business operations and did not relate to any transactions in the Fund. Mr. Woods did not own any shares of the Fund at the time.









 For internal use only
E:\Electronic Working Files\03 - NSAR\2013\11-30-2013\DWS
Municipal Income Trust\03-Exhibits\MIT 77Q2 and 102P2 Exhibit.docx
 For internal use only

 For internal use only